Exhibit 16

August 19, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Continental Materials Corporation Employees Profit Sharing Retirement Plan (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of Continental Materials Corporation Employees Profit Sharing Retirement Plan’s Form 8-K report dated August 16, 2005.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP